EXHIBIT 99.1

TF Financial Corporation Announces Completion of Block Stock Repurchase

NEWTOWN, Pa., Oct. 31, 2008 (GLOBE NEWSWIRE) -- TF Financial Corporation (Nasdaq:THRD) today announced that it completed the repurchase of 120,000 shares of its common stock in a single, privately negotiated, transaction for a purchase price of $18.80 per share, or approximately $2.256 million. These shares were repurchased outside, and exclusive, of the Company's previously adopted stock repurchase plan announced in October 2007. As a result of this repurchase, the Company currently has approximately 2,670,700 shares of common stock issued and outstanding and an additional 120,000 shares available for repurchase under the previously announced stock repurchase program.

Any further stock repurchases by the Company will be made in accordance with the previously adopted plan and would be made, if at all, from time to time in open-market and/or privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance and condition. Such repurchased shares will become treasury shares and will be utilized for general corporate and other purposes, including the issuances of shares to the Company's stock benefit plans to mitigate the potentially dilutive effects of such plans. The ongoing repurchase program is expected to be completed with the next 12 months, at which time the Company may terminate or continue the program.

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. In addition, the Bank's website can be found at www.thirdfedbank.com.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

CONTACT:  TF Financial Corporation
          Dennis R. Stewart, CFO
          (215) 579-4000